Exhibit 10.4

EXECUTION VERSION

         November 2004

EQUITABLE CHARGE OF SHARES

between

NEW SKIES SATELLITES B.V.
as Parent

and

DEUTSCHE BANK AG, NEW YORK BRANCH
as Collateral Agent

5 Old Broad Street
London  EC2N 1DW

TABLE OF CONTENTS

1.	INTERPRETATION

	1.1	Definitions
	1.2	Continuing Events of Default
	1.3	Defined Terms
	1.4	References to Agreements
	1.5	Statutes
	1.6	Implied Covenants
	1.7	Nominees
	1.8	Third Party Rights
	1.9	Clause and Schedule Headings

2.	COVENANT TO PAY

	2.1	Covenant to Pay
	2.2	Interest
	2.3	Payments

3.	EQUITABLE CHARGE

	3.1	Charge
	3.2	Deposit of Share Certificates
	3.3	Further Shares
	3.4	Calls on Shares

4.	DIVIDENDS, VOTING AND INFORMATION

	4.1	Security not Enforceable
	4.2	Security Enforceable
	4.3	Cure of Event of Default

5.	CONTINUING SECURITY

	5.1	Continuing and Independent Security
	5.2	New Accounts
	5.3	Avoidance of Payments
	5.4	Appropriation

6.	REPRESENTATIONS AND WARRANTIES

	6.1	No Adverse Interests
	6.2	No Disposals
	6.3	The Charged Shares

7.	UNDERTAKINGS

8.	FURTHER ASSURANCE

9.	ENFORCEMENT OF SECURITY

	9.1	Security Enforceable

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	9.2	Enforcement
	9.3	Power of Sale
	9.4	Statutory Powers
	9.5	Law of Property Act
	9.6	Realisation Accounts
	9.7	Registration of Shares

10.	RECEIVERS AND ADMINISTRATORS

	10.1	Appointment of Administrators
	10.2	Appointment of Receivers
	10.3	Powers of a Receiver
	10.4	Removal and Remuneration
	10.5	Collateral Agent’s Rights

11.	APPLICATION OF PROCEEDS

12.	POWER OF ATTORNEY

	12.1	Appointment
	12.2	Ratification

13.	PROTECTION OF THIRD PARTIES

14.	DELEGATION BY COLLATERAL AGENT

15.	REDEMPTION OF PRIOR MORTGAGES

16.	RELEASE OF THE SECURITY

17.	PAYMENTS

	17.1	Grossing Up

18.	COSTS AND EXPENSES

	18.1	Transaction Costs, Taxes and Indemnity
	18.2	Value Added Tax

19.	REMEDIES AND WAIVERS

20.	SET-OFF

	20.1	Right to Set-Off
	20.2	No Obligation
	20.3	Time Deposits

21.	ADDITIONAL PROVISIONS

	21.1	Partial Invalidity
	21.2	Potentially Avoided Payments
	21.3	Currency Conversion
	21.4	Currency Indemnity
	21.5	Rights Cumulative
	21.6	Mortgagee in Possession

ii

22.	ASSIGNMENT

	22.1	The Parent’s Rights
	22.2	The Collateral Agent’s Rights

23.	NOTICES

24.	GOVERNING LAW

25.	JURISDICTION

	25.1	Courts of England
	25.2	Appropriate Forum
	25.3	Service of Process
	25.4	Proceedings in Other Jurisdictions
	25.5	General Consent
	25.6	Waiver of Immunity

26.	AMENDMENTS

27.	COUNTERPARTS AND EFFECTIVENESS

	27.1	Counterparts
	27.2	Effectiveness

28.	REGULATORY MATTERS

	28.1	Regulatory Matters.

THE SCHEDULE		THE INITIALLY CHARGED SHARES

iii

THIS CHARGE is made on           November 2004 between the following parties:

(1)                                  NEW SKIES SATELLITES B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organised under the laws of The Netherlands with its corporate seat in Amsterdam, The Netherlands, having its registered address at Rokin 55, 1012 kk Amsterdam, The Netherlands, registered with the Commercial Register under number 30146277 (the “Parent”); and

(2)                                  DEUTSCHE BANK AG, NEW YORK BRANCH as collateral agent for and on behalf of the Secured Creditors (the “Collateral Agent”, which expression includes any person which is for the time being a collateral agent for the Secured Creditors for the purposes of this Charge).

RECITALS

A.                                    The Lenders are willing to make certain loan and documentary credit facilities available to the Parent on the terms and subject to the conditions set out in the Credit Agreement.

B.                                    It is a condition precedent to the making of certain loan and documentary credit facilities available to the Parent under the Credit Agreement that the Parent enters into this Charge as security for its and the other Obligors’ obligations and Liabilities under or in relation to the Finance Documents.

C.                                    The Parent and the Collateral Agent intend this Charge to take effect as a deed.

D.                                    The Collateral Agent holds the benefit of this Charge as collateral agent for itself and the other Secured Creditors on the terms and subject to the conditions of the Credit Agreement.

1.                                      INTERPRETATION

1.1                               Definitions

In this Charge the following terms have the meanings given to them in this Clause.

“Borrowing Date” means the date on which a Loan is (or is requested to be) made and/or a Letter of Credit is (or is requested to be) issued and/or an amendment is made which increases the stated amount of such Letter of Credit under the Credit Agreement.

“Charged Property” means the Initially Charged Shares and any other shares in each company specified in the Schedule to this Charge and any other shares of any company incorporated in England and Wales of which the Parent is or becomes the beneficial or registered owner together with all dividends, stocks, shares, warrants, securities, rights, monies or other property accruing on or derived from such shares; provided that the Charged Property shall not include (i) to the extent applicable law requires that a Subsidiary of the Parent issuer directors’ qualifying shares, such shares or nominee or other similar shares, (ii) any Equity Interests with respect to which the Collateral and Guarantee Requirement or the other paragraphs of section 5.10 of the Credit Agreement need not be satisfied by reason of section 5.10(g) of the Credit Agreement, (iii) and Equity Interests of a UK Subsidiary to the extent that, as of the Closing Date, and for so long as, such a pledge of such Equity Interests would violate a contractual obligation binding on such Equity Interests, (iv) any Equity

Interests of a UK Subsidiary of the Parent acquired after the Closing Date if, and to the extent that, and for so long as, (A) a pledge of such Equity Interests would violate applicable law or any contractual obligation binding upon such Subsidiary and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding upon such Subsidiary in contemplation of or in connection with the acquisition of such Subsidiary (provided that the foregoing clause (B) shall not apply in the case of a joint venture, including a joint venture that is a Subsidiary) provided that the Parent shall use its commercially reasonable efforts to avoid any such restrictions classified in this Clause (iv), (v) any Equity Interests of a Person that is not directly or indirectly a U.K. Subsidiary.

“Charged Shares” means any shares from time to time forming part of the Charged Property.

“Credit Agreement” means the credit agreement dated as of          November 2004 between inter alios, New Skies Holding B.V., the Parent, the Collateral Agent, Deutsche Bank AG, New York Branch, as administrative agent, Deutsche Bank Securities Inc. and ABN Amro Incorporated, as joint lead arrangers and the Lenders (as defined therein), as amended, modified or supplemented from time to time.

“Default Rate” means, in relation to an unpaid sum, the rate specified in section 2.13(c) (Interest) of the Credit Agreement.

“Finance Documents” means, together, the Loan Documents and each Swap Agreement and “Finance Document” means any one of them.

“Initially Charged Shares” means all the shares in each company specified in the Schedule to this Charge of which the Parent is the beneficial or registered owner on the date of this Charge, as described and identified in that Schedule.

“Liability” means any liability for the payment of money, whether in respect of principal, interest or otherwise, whether actual or contingent, whether owed jointly or severally and whether owed as principal or surety or in any other capacity.

“Noticed Event of Default” has the meaning ascribed to such term in the Parent Guarantee and U.S. Pledge Agreement.

“Obligors” means, together, the Parent, Holdings and each Subsidiary Loan Party and “Obligor” means any one of them.

“Parent Guarantee and U.S. Pledge Agreement” means the guarantee and pledge agreement entered into on or about the date hereof between the Parent and the Collateral Agent.

“Permitted Liens” means Liens permitted under section 6.02 of the Credit Agreement.

“Receiver” means any administrative receiver, a receiver and manager or any other receiver (whether appointed pursuant to this Charge, pursuant to any statute, by a court or otherwise) of the Charged Property (or any part thereof).

“Secured Creditors” means each of the Secured Parties and any Receiver appointed under this Charge.

“Secured Obligations” means (i) all present and future obligations and Liabilities of the Obligors to the Secured Creditors (or any of them) under or in relation to any one or more of the Finance Documents and (ii) the due and punctual payment and performance of all obligations of each Borrower and any of its subsidiaries in respect of overdrafts and related liabilities owed to a Lender or any of its affiliates and arising from cash management services (including treasury, depositary, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements), provided that no obligation or Liability shall be included in the definition of “Secured Obligations” to the extent that, if it were so included, the Security (or any part thereof) hereby created or any other provision of this Charge would be unlawful or prohibited by any applicable law.

“Security” means the security created or purported to be created by this Charge.

“Security Period” means the period beginning on the date of this Charge and ending on the date upon which the Collateral Agent is satisfied that:

(a)                                  none of the Secured Creditors is under any obligation (whether actual or contingent) to make advances or provide other financial accommodation to any Obligor under any of the Finance Documents; and

(b)                                  there are no Secured Obligations under sub paragraph (i) of the definition thereof which have not been unconditionally and irrevocably paid and discharged in full.

“UK Subsidiary” means a subsidiary of the Parent incorporated in England and Wales.

1.2                               Continuing Events of Default

An event which constitutes an Event of Default shall be regarded as continuing if (a) the circumstances constituting such event continue and (b) neither the Administrative Agent (being duly authorised to do so) nor the Lenders have waived such of its or their rights under the Finance Documents as arise as a result of the occurrence of that event.

1.3                               Defined Terms

Unless this Charge provides otherwise or the context otherwise requires, words and expressions which are defined (or expressed to be subject to a particular construction) in the Credit Agreement or as the case may be, the Parent Guarantee and U.S. Pledge Agreement shall have the same meaning (or be subject to the same construction) in this Charge.

1.4                               References to Agreements

Unless otherwise stated, any reference in this Charge to any agreement or document (including any reference to this Charge or any other Finance Document) shall be construed as a reference to:

(a)                                  such agreement or document as amended, varied, novated or supplemented from time to time;

(b)                                  any other agreement or document whereby such agreement or document is so amended, varied or novated; and

(c)                                  any other agreement or document entered into pursuant to or in accordance with such agreement or document.

1.5                               Statutes

Any reference in this Charge to a statute or statutory provision shall, unless the contrary is indicated, be construed as a reference to such statute or statutory provision as the same shall have been or may be amended or re-enacted.

1.6                               Implied Covenants

The following provisions of the Law of Property (Miscellaneous Provisions) Act 1994 will not apply to Clause 3.1 (Charge) or Clause 3.2 (Deposit of Share Certificates):

(a)                                  the words “other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about” in Section 3(1);

(b)                                  the words “except to the extent that” and all the words thereafter in Section 3(2); and

(c)                                  Section 6(2).

1.7                               Nominees

If the Collateral Agent causes or requires Charged Shares to be registered in the name of a nominee for the Collateral Agent, any reference in this Charge to the Collateral Agent shall, if the context so permits or requires, be construed as a reference to each of the Collateral Agent and such nominee.

1.8                               Third Party Rights

A person which is not a party to this Charge (a “third party”) shall have no rights to enforce the provisions of this Charge except that a third party shall have those rights it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into effect and Clause 21.4 (Currency Indemnity) shall be enforceable by any third party referred to in such clause as if such third party were a party to this Charge.  Subject to Clause 26 (Amendments), the parties to this Charge may without the consent of any third party vary or rescind this Charge.

1.9                               Clause and Schedule Headings

(a)                                  Unless otherwise stated, any reference in this Charge to a Clause or a Schedule shall be construed as a reference to a clause of or a schedule to this Charge.

(b)                                  Clause and Schedule headings are for ease of reference only and shall not affect the construction or interpretation of this Charge.

2.                                      COVENANT TO PAY

2.1                               Covenant to Pay

The Parent agrees that promptly on demand of the Collateral Agent it will pay to the Collateral Agent any Secured Obligation which is due in accordance with the terms of the relevant Finance Document but unpaid.

2.2                               Interest

Any Secured Obligation which is owed by the Parent under this Charge and is not paid when due in accordance with the terms of the relevant Finance Document shall bear interest at the Default Rate from the due date until the date on which such Secured Obligation is unconditionally and irrevocably paid in full and such interest shall accrue from day to day (after as well as before judgment) and be payable by the Parent on demand of the Collateral Agent.

2.3                               Payments

Any payment made by the Parent under this Charge shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim and shall be made in accordance with the terms set out in section 2.18 of the Credit Agreement.

3.                                      EQUITABLE CHARGE

3.1                               Charge

The Parent hereby charges by way of a first fixed charge with full title guarantee and as continuing security for the payment, discharge and performance of the Secured Obligations, the Charged Property in favour of the Collateral Agent to hold the same on behalf of the Secured Creditors on the terms set out in the Credit Agreement.

3.2                               Deposit of Share Certificates

The Parent shall use commercially reasonable efforts to deposit with the Collateral Agent within [20] Business Days following the Closing Date, all share certificates and other documents of title relating to the Initially Charged Shares together with stock transfer forms in respect of the Initially Charged Shares duly executed in blank by or on behalf of the Parent.

3.3                               Further Shares

Promptly following its becoming the beneficial or registered owner of any Charged Shares (other than the Initially Charged Shares) the Parent shall ensure that such Charged Shares (unless already so registered) are registered in the name of the Parent and shall promptly notify the Collateral Agent of such circumstances and deposit with the Collateral Agent any share certificates and other documents of title representing such Charged Shares together with blank stock transfer forms in respect of such Charged Shares duly executed by or on behalf of the Parent.

3.4                               Calls on Shares

The Parent shall pay when due all calls or other requests for payments due in respect of any of the Charged Property, but if the Parent fails to make any such payment the Collateral Agent may (but shall not be obliged to) make such payment on behalf of the Parent and if the Collateral Agent does so the Parent shall promptly on demand of the Collateral Agent pay to the Collateral Agent an amount equal to such payment.

4.                                      DIVIDENDS, VOTING AND INFORMATION

4.1                               Security not Enforceable

Unless and until the Security has become enforceable in accordance with Clause 9.1 (Security Enforceable), the Parent shall continue to be entitled to:

(a)                                  receive and retain all dividends, interest and other monies arising from the Charged Property; and

(b)                                  exercise all voting rights in relation to the Charged Shares;

provided that the Parent shall not exercise such voting rights in any manner that could reasonably be expected to materially and adversely affect the rights inuring to a holder of any Charged Shares, the rights and remedies of any of the Collateral Agent or the other Secured Creditors under this Charge or any other Finance Document or the ability of the Secured Creditors to exercise the same.

4.2                               Security Enforceable

At any time after the Security has become enforceable in accordance with Clause 9.1 (Security Enforceable), the Collateral Agent shall be entitled to cause the Charged Shares to be registered in its name and may at its discretion (in the name of the Parent or otherwise and without any further consent or authority from the Parent):

(a)                                  exercise or refrain from exercising any voting rights in respect of the Charged Shares and revoke, or cause to be revoked, any proxies given pursuant to Clause 4.1 (Security not Enforceable);

(b)                                  apply all dividends, interest and other monies arising from the Charged Property in accordance with Clause 11 (Application of Proceeds);

(c)                                  exercise or refrain from exercising the rights of a legal owner of the Charged Property, including the right, in relation to any company whose shares or other securities are included in the Charged Property, to concur or participate in:

(i)                                    the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including the exchange, conversion or reissue of any shares or securities as a consequence thereof),

(ii)                                the realisation, modification or variation of any rights or liabilities attaching to any such shares or securities, and

(iii)                            the exercise, renunciation or assignment of any right to subscribe for any such shares or securities,

in each case in such manner and on such terms as the Collateral Agent may think fit, and all rights resulting from any such action shall form part of the Charged Property provided that the Collateral Agent (acting on instructions of the Required Secured Parties) shall permit the Parent to exercise such rights.

4.3                               Cure of Event of Default

After all Noticed Events of Default have been cured or waived and the Parent has delivered a certificate to the Collateral Agent to that effect:

(a)                                  the Collateral Agent shall promptly repay to the Parent (without interest) all dividends, interest and other monies arising from the Charged Property that the Parent would otherwise have been permitted to receive and retain pursuant to Clause 4.1 (Security not Enforceable); and

(b)                                  the Parent shall have the right to exercise the voting rights and consensual rights of a legal owner in respect of the Charged Property.

5.                                      CONTINUING SECURITY

5.1                               Continuing and Independent Security

This Charge shall constitute and be continuing security which shall not be released or discharged by any intermediate payment or settlement of all or any of the Secured Obligations, shall continue in full force and effect until the end of the Security Period and is in addition to and independent of, and shall not prejudice or merge with, any other security (or any right of set-off) which the Collateral Agent may hold at any time for the Secured Obligations or any of them.

5.2                               New Accounts

If the Collateral Agent receives notice of any Lien created or arising after the date hereof in respect of the Charged Property or any part of it or makes demand of the Parent for payment of any or all of the Secured Obligations:

(a)                                  the Collateral Agent may open a new account or accounts in respect of any or all of the Secured Obligations (and if it does not do so it shall be treated as if it had done so at the time it received such notice or made such demand); and

(b)                                  thereafter any amounts paid by the Parent to the Collateral Agent in respect of the Secured Obligations, or realised or recovered by the Collateral Agent under this Charge, shall be credited (or be treated as having been credited) to a new account and not as having been applied in or towards payment of all or any of the Secured Obligations.

5.3                               Avoidance of Payments

Where any release, discharge or other arrangement in respect of any Secured Obligation or any security any Secured Creditor may hold for such Secured Obligation is given or made in reliance on any payment or other disposition which is avoided or must be repaid in an insolvency, liquidation or otherwise, and whether or not such Secured Creditor has conceded or compromised any claim that any such payment or other disposition will or should be avoided or repaid, this Charge and the Security shall continue as if such release, discharge or other arrangement had not been given or made.

5.4                               Appropriation

Neither the Collateral Agent nor any other Secured Creditor shall be obliged to apply any sums held or received by it in respect of the Secured Obligations in or towards payment of the Secured Obligations and any such sum shall be held by or paid to the Collateral Agent for application pursuant to the terms of this Charge in a suspense account bearing interest at a rate reasonably considered by the Collateral Agent to be a fair market rate.

6.                                      REPRESENTATIONS AND WARRANTIES

The Parent makes the representations and warranties set out in Clauses 6.1 (No Adverse Interests) to 6.3 (The Charged Shares) and acknowledges that the Collateral Agent has entered into this Charge in reliance on those representations and warranties.

6.1                               No Adverse Interests

Subject only to the rights and interests of the Secured Creditors arising as a result of the Security, no person other than the Parent has any legal or beneficial interest (or any right to claim any such interest) in the Charged Property (or any part thereof) and the Parent has not received notice of any such claim.

6.2                               No Disposals

Save as contemplated in this Charge and save as permitted under the Credit Agreement, it has not transferred, mortgaged, charged or otherwise disposed of (or agreed to transfer, mortgage, charge or otherwise dispose of), whether by way of security or otherwise, the benefit of all or any of its right, title and interest in and to the Charged Property (or any part thereof).

6.3                               The Charged Shares

(a)                                  It is the sole legal and beneficial owner of each Charged Share.

(b)                                  Each Charged Share is within the Parent’s disposition and control and the terms of each Charged Share, if applicable, and of the Memorandum and Articles of Association or other constitutive documents of each issuer of such Charged Share do not restrict or otherwise limit the Parent’s ability to transfer pursuant to the enforcement of the Security created by or pursuant to this Charge, mortgage, charge or otherwise grant security in respect of such Charged Share.

(c)                                  It will not take any action whereby the rights attaching to, or the Security over, the Charged Shares relating thereto are altered, diluted or otherwise adversely affected except with the prior written consent of the Collateral Agent.

(d)                                  Each Charged Share is fully paid or credited as fully paid and no calls have been made in respect of them which remain unpaid nor can any calls be made in respect of them in the future.

(e)                                  Save as otherwise expressly permitted under the Finance Documents, it has not sold or granted any rights of pre-emption over or agreed to sell or grant any right of pre-emption over or otherwise disposed of or agreed to dispose of the benefit of all or any of its rights, title, interests or benefits in, to or in respect of any Charged Share.

7.                                      UNDERTAKINGS

Negative Pledge

The Parent shall not create or permit to subsist any Lien over the Charged Property (or any part thereof) other than Liens constituted by or created pursuant to this Charge nor dispose of the Charged Property (and any part thereof) other than as permitted under the Credit Agreement.

8.                                      FURTHER ASSURANCE

The Parent shall from time to time and at its own expense give all such assurances and do all such things as the Collateral Agent may reasonably require in order to enable the Collateral Agent to perfect or protect the security created or intended to be created by this Charge or to exercise any of the rights conferred on it by this Charge or by law and to that intent the Parent shall execute all such instruments, deeds and agreements and give all such notices and directions as the Collateral Agent may reasonably require.

9.                                      ENFORCEMENT OF SECURITY

9.1                               Security Enforceable

The Security shall become immediately enforceable if:

(a)                                  an Event of Default has occurred and is continuing; and

(b)                                  the Collateral Agent has given the Parent written notice, to the extent such notice may be given without violation of applicable law, that (i) such Event of Default constitutes a “Noticed Event of Default” and (ii) it intends, as a result of such Event of Default (alone or among others), to exercise its remedies under this Charge; provided that an Event of Default under section 7.01(h) or (i) of the Credit Agreement shall in any event constitute a Noticed Event of Default.

9.2                               Enforcement

At any time after the Security has become enforceable in accordance with Clause 9, the Collateral Agent may in its absolute discretion enforce all or any part of the Security and exercise any of the rights conferred on it by this Charge or by law at such times and in such manner as it thinks fit.

9.3                               Power of Sale

At any time after the Security has become enforceable in accordance with Clause 9, the Collateral Agent may (upon 10 Business Days’ written notice to the Parent) sell or otherwise dispose of the Charged Property (or any part thereof) and shall be entitled to apply the proceeds of such sale or other disposal in accordance with Clause 11 (Application of Proceeds).

9.4                               Statutory Powers

For the purposes of all powers implied by statute the Secured Obligations shall be deemed to have become due and payable on the date of this Charge.

9.5                               Law of Property Act

Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Charge or to any exercise by the Collateral Agent of its right to consolidate mortgages or its power of sale.

9.6                               Realisation Accounts

If the Collateral Agent (whether by appointment of a Receiver or otherwise) enforces the Security, the Collateral Agent (or such Receiver) may open and maintain with such financial institutions as it thinks fit one or more realisation accounts bearing interest at a rate reasonably considered by the Collateral Agent to be a fair market rate and pay any moneys it holds or receives under or pursuant to this Charge into any such realisation account pending the application of such moneys pursuant to Clause 11 (Application of Proceeds).

9.7                               Registration of Shares

The Collateral Agent shall be entitled at any time after the Security has become enforceable in accordance with Clause 9.1 (Security Enforceable) to complete any stock transfer forms then held by the Collateral Agent pursuant to this Charge in the name of the Collateral Agent and the Parent shall do whatever the Collateral Agent requires in order to procure the prompt registration of such transfer and the prompt issue of a new certificate or certificates for the relevant Charged Shares in the name of the Collateral Agent.

10.                               RECEIVERS AND ADMINISTRATORS

10.1                        Appointment of Administrators

At any time after the security has become enforceable in accordance with Clause 9 (Enforcement of Security), the Collateral Agent may appoint an administrator pursuant to the power contained in paragraph 14 of Schedule B1 to the Insolvency Act 1986.

10.2                        Appointment of Receivers

The Collateral Agent may (a) at any time after the Security has become enforceable in accordance with Clause 9 (Enforcement of Security); (b) if a petition is presented for the making of an administration order in relation to the Parent; or (c) the Parent requests it to do so, by written instrument and without notice to the Parent, appoint any one or more persons as Receiver of such part of the Charged Property as may be permitted by law, each such person being entitled to act individually as well as jointly and being for all purposes deemed to be the agent of the Parent and shall as such agent be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Law of Property Act 1925.

10.3                        Powers of a Receiver

(a)                                  Every Receiver appointed pursuant to Clause 10.2 (Appointment of Receivers) shall have and be entitled to exercise all of the powers set out in paragraph (b) of this Clause 10.3 in addition to those conferred by the Law of Property Act 1925 (as extended by this Debenture) on any receiver appointed under such Act.  If at any time there is more than one Receiver of all or any part of the Charged Property, each such Receiver may (unless otherwise stated in any document appointing him) exercise all of the powers conferred on a Receiver under this Charge individually and separately from each other Receiver.

(b)                                  The powers referred to in the first sentence of paragraph (a) of this Clause 10.3 are:

(i)                                    Calls     to make or require the directors of the Parent to make calls upon the holders of share capital in the Parent and to enforce payment of any unpaid calls as it sees fit; and

(ii)                                General Powers     to do all such other acts and things as it may consider desirable or necessary for realising all or any part of the Charged Property over which he is appointed or incidental or conducive to any of the matters, powers or authorities conferred on a Receiver under or by virtue of this Charge; to exercise in relation to all or any part of the Charged Property over which he is appointed all such powers, authorities and things as it would be capable of exercising if it were the absolute beneficial owner of the same; and to use the name of the Parent for all or any of such purposes.

10.4                        Removal and Remuneration

The Collateral Agent may from time to time by writing under its hand remove any Receiver appointed by it and may, whenever it may deem it expedient, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated and may from time to time fix the remuneration of any Receiver appointed by it without the limitations imposed by Section 109 of the Law of Property Act 1925.

10.5                        Collateral Agent’s Rights

To the fullest extent permitted by law, all or any of the powers, authorities and discretions which are conferred by this Charge (either expressly or impliedly) upon a Receiver in respect of the Charged Property may, after the Security has become enforceable in accordance with Clause 9 (Enforcement of Security), be exercised by the Collateral Agent in relation to the whole or any part of the Charged Property irrespective of the appointment of a Receiver of all or any part of such Charged Property.

11.                               APPLICATION OF PROCEEDS

Any moneys held or received by the Collateral Agent or by any Receiver appointed by it under or pursuant to this Charge shall be applied by the Collateral Agent or, as the case may be, the Receiver in the manner specified in section 9.23 of the Credit Agreement.

12.                               POWER OF ATTORNEY

12.1                        Appointment

By way of security for the performance of its obligations hereunder, the Parent hereby irrevocably appoints each of the Collateral Agent, any Receiver of the Charged Property or any part of it and their delegates and sub-delegates to be its attorney acting severally (or jointly with any other such attorney or attorneys) and on its behalf and in its name or otherwise with full power after the Security has become enforceable in accordance with the terms of Clause 9.1 (Security Enforceable) to do any and every thing which the Parent is obliged to do under the terms of this Charge or which such attorney considers necessary or desirable in order to enable the Collateral Agent or such attorney to exercise the rights conferred on it by this Charge or by law.

12.2                        Ratification

The Parent hereby ratifies and confirms and agrees to ratify and confirm whatever any attorney appointed under this Charge shall do in its capacity as such.

13.                               PROTECTION OF THIRD PARTIES

No purchaser, mortgagee or other person or company dealing with the Collateral Agent or the Receiver or either of their agents shall be concerned to enquire whether the Secured Obligations have become due and payable or whether any power which the Collateral Agent or the Receiver is purporting to exercise has become exercisable or whether any of the Secured Obligations remains outstanding or to see to the application of any money paid to the Collateral Agent or to such Receiver.

14.                               DELEGATION BY COLLATERAL AGENT

The Collateral Agent (acting reasonably) may at any time and from time to time delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Collateral Agent under this Charge in relation to all or any part of the Charged Property.  Any such delegation may be made upon such terms (including power to sub-delegate) and subject to such regulations as the Collateral Agent, acting reasonably, may think fit.  The Collateral Agent shall not be in any way liable or responsible to the Parent for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate save in the case of gross negligence, fraud or wilful misconduct.

15.                               REDEMPTION OF PRIOR MORTGAGES

The Collateral Agent may, at any time after the Security has become enforceable in accordance with Clause 9 (Enforcement of Security), redeem any prior Lien against all or any part of the Charged Property or procure the transfer thereof to itself and may settle and pass the accounts of the prior mortgagee, chargee or encumbrancer.  Any accounts so settled and passed shall be conclusive and binding on the Parent.  All principal moneys, interest, costs, charges and expenses of and incidental to such redemption and transfer shall be paid by the Parent to the Collateral Agent on demand.

16.                               RELEASE OF THE SECURITY

After the end of the Security Period and as otherwise provided under section 9.18 of the Credit Agreement, the Collateral Agent shall, at the request and cost of the Parent, execute all such documents and do all such other things as may be required to release the Security, in each case without recourse to or any representation or warranty by or from the Collateral Agent.

17.                               PAYMENTS

17.1                        Grossing Up

Each payment made by the Parent to the Collateral Agent under this Charge shall be made free and clear of and without deduction for or on account of tax unless the Parent is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Parent in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, the Collateral Agent receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

18.                               COSTS AND EXPENSES

18.1                        Transaction Costs, Taxes and Indemnity

The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder in accordance with section 9.05 of the Credit Agreement.

18.2                        Value Added Tax

(a)                                  All amounts expressed to be payable under this Charge by the Parent to a Secured Creditor shall be exclusive of any VAT.  If VAT is chargeable on any supply made by a Secured Creditor to the Parent under this Charge (whether that supply is taxable pursuant to the exercise of an option or otherwise), the Parent shall pay to that Secured Creditor (in addition to and at the same time as paying that consideration) an amount equal to the amount of the VAT as further consideration.

(b)                                  No payment or other consideration to be made or furnished to the Parent pursuant to or in connection with this Charge may be increased or added to by reference to (or as a result of any increase in the rate of) any VAT which shall be or may become chargeable in respect of any taxable supply.

(c)                                  Where this Charge requires any party to reimburse a Secured Creditor for any costs or expenses, that party shall also pay any amount of those costs or expenses incurred referable to VAT charged thereon.

19.                               REMEDIES AND WAIVERS

No failure by the Collateral Agent to exercise, nor any delay by the Collateral Agent in exercising, any right or remedy under this Charge shall operate as a waiver thereof nor shall any single or partial exercise of any such right or remedy prevent any further or other exercise thereof or the exercise of any other such right or remedy.

20.                               SET-OFF

20.1                        Right to Set-Off

At any time after the security has become enforceable in accordance with Clause 9.1(b) (Security Enforceable), each Secured Creditor may (to the extent that the same is beneficially owned by it) set off its rights in respect of any matured Secured Obligation against any obligation (whether or not matured) owed by such Secured Creditor to the Parent, regardless of the place of payment, booking branch or currency of such obligation.  If the obligations are in different currencies, such Secured Creditor may convert such obligation at a market rate of exchange in its usual course of business for the purpose of effecting such set-off.

20.2                        No Obligation

No Secured Creditor shall be obliged to exercise any right given to it by Clause 20.1 (Right to Set-Off).

20.3                        Time Deposits

Without prejudice to Clause 20.1 (Right to Set-Off), if any time deposit matures on any account the Parent has with any Secured Creditor at a time within the Security Period when:

(a)                                  the Security has become enforceable; and

(b)                                  no amount of Secured Obligations is due and payable,

such time deposit shall automatically be renewed for such further maturity as such Secured Creditor in its absolute discretion considers appropriate.

21.                               ADDITIONAL PROVISIONS

21.1                        Partial Invalidity

If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect or any of the Security is or becomes ineffective in any respect under the law of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)                                  the legality, validity or enforceability of the remaining provisions hereof or the effectiveness in any other respect of the Security under such law; or

(b)                                  the legality, validity or enforceability of such provision or the effectiveness of the Security under the law of any other jurisdiction.

21.2                        Potentially Avoided Payments

If the Collateral Agent has reasonable grounds in its absolute discretion for believing that the Parent may be insolvent or deemed to be insolvent pursuant to the provisions of the Insolvency Act 1986 (or any other applicable law) as at the date of payment made by the Parent to the Collateral Agent or the Parent became insolvent or is deemed to be insolvent as determined by the provisions of the Insolvency Act 1986 (or any other applicable law) as a result of a payment made by the Parent to the Collateral Agent, the Collateral Agent shall be at liberty to (a) regard such payment as not have been paid and (b) retain the Security pursuant to this Charge until the expiry of a period of one month plus such statutory period within which any assurance, security, guarantee or payment can be avoided or invalidated after the payment and discharge in full of all Secured Obligations notwithstanding any release, settlement, discharge or arrangement which may be given or made by the Collateral Agent on, or as a consequence of, such payment or discharge of liability provided that, if at any time within such period, a petition or similar shall be presented to a competent court for an order for the winding up or the making of an administration order or any analogous order in respect of the Parent, or the Parent shall commence to be wound up or to go into administration or any analogous proceedings shall be commenced by or against the Parent, the Collateral Agent shall be at liberty to continue to retain such security shall be deemed to continue or have been held as security for the payment and discharge to the Collateral Agent of all Secured Obligations.

21.3                        Currency Conversion

In order to apply any sum held or received by the Collateral Agent in or towards payment of the Secured Obligations, the Collateral Agent may purchase an amount in another currency and the rate of exchange to be used shall be that at which, at such time as it considers appropriate, the Collateral Agent is able to effect such purchase.

21.4                        Currency Indemnity

If any sum due from the Parent under this Charge or any order or judgment given or made in relation to this Charge has to be converted from the currency (the “first currency”) in which the same is payable under this Charge or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Parent, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Charge, the Parent shall indemnify and hold harmless each Secured Creditor from and against any loss it suffers or incurs as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which such Secured Creditor may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

21.5                        Rights Cumulative

The rights and remedies provided by this Charge are cumulative and not exclusive of any rights or remedies provided by law.

21.6                        Mortgagee in Possession

Neither the Collateral Agent nor any Receiver shall by reason of its taking any action permitted by this Charge or its taking possession of the Charged Property or any part of it be liable to account as mortgagee in possession or be liable for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

22.                               ASSIGNMENT

22.1                        The Parent’s Rights

The rights of the Parent under this Charge are not assignable or transferable without the consent of the Collateral Agent and the Parent agrees that it will not purport to assign all or any such rights without the consent of the Collateral Agent (acting on instructions of the Required Secured Parties).

22.2                        The Collateral Agent’s Rights

The rights of the Collateral Agent under this Charge are assignable and transferable in whole or in part and the Collateral Agent may assign and transfer all or any such rights without the consent of the Parent subject to the terms of the Credit Agreement.

23.                               NOTICES

Each communication to be made under this Charge shall be made in writing but, unless otherwise stated, may be made by fax or letter and shall be given in the manner set out in section 9.01 of the Credit Agreement.

24.                               GOVERNING LAW

This Charge shall be governed by and construed in accordance with English law.

25.                               JURISDICTION

25.1                        Courts of England

Each of the Parent and the Collateral Agent irrevocably agrees that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Mortgage (respectively “Proceedings” and “Disputes”) and, for such purposes, irrevocably submits to the jurisdiction of such courts.

25.2                        Appropriate Forum

The Parent irrevocably waives any objection which it might now or hereafter have to Proceedings being brought or Disputes settled in the courts of England and agrees not to claim that any such court is not a convenient or appropriate forum.

25.3                        Service of Process

The Parent agrees that the process by which any Proceedings are begun may be served on it by being delivered in connection with any Proceedings in England to New Skies Satellites (UK) Ltd at c/o BDO Stoy Hayward LLP, Kings Wharf, 20-30 Kings Road, Reading, RG1 3EX or, if different, its registered office for the time being. If the appointment of the person mentioned in this Clause ceases to be effective, the Parent shall immediately appoint another person in England to accept service of process on its behalf in England and if it fails to do so within 15 days the Collateral Agent shall be entitled to appoint such a person by notice to the Parent. Nothing contained in this Charge shall affect the right to serve process in any other manner permitted by law.

25.4                        Proceedings in Other Jurisdictions

Nothing in Clause 25.1 (Courts of England) shall (and shall not be construed so as to) limit the right of the Collateral Agent to take Proceedings against the Parent in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

25.5                        General Consent

The Parent consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

25.6                        Waiver of Immunity

To the extent that the Parent may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), the Parent irrevocably agrees not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

26.                               AMENDMENTS

No term of this Charge may be amended, modified or supplemented without the consent of the Parent and the Collateral Agent (acting on instructions of the Required Secured Parties pursuant to Section 9.08 of the Credit Agreement) and any such amendment, modification or supplement will be binding on both parties hereto.

27.                               COUNTERPARTS AND EFFECTIVENESS

27.1                        Counterparts

This Charge may be executed in counterparts (including, by facsimile) and such counterparts taken together shall constitute one and the same instrument.

27.2                        Effectiveness

This Charge shall take effect and be delivered as a deed on the date on which it is stated to be made.

28.                               REGULATORY MATTERS

28.1                        Regulatory Matters.

(a)                                  Notwithstanding anything to the contrary contained in this Charge or any of the other Security Documents, the rights of the Collateral Agent and the other Secured Parties hereunder and under the other Security Documents are subject to all applicable rules and regulations of the FCC and other Governmental Authorities with jurisdiction over Parent and its subsidiaries.  Without limiting the foregoing, (i) the Collateral Agent will not take any action (or authorize any other party to take any action on its behalf) which would constitute or result in an assignment or change of control of any governmental permits, licenses, or other authorizations, including without limitation those issued by the FCC, now held by or to be issued to Parent or any of its subsidiaries which would require prior notice to or approval from any Governmental Authority, or otherwise take action hereunder which would require prior notice to or approval from any Governmental Authority, in each case without first providing such notice or obtaining such prior approval of the relevant Governmental Authorities; (ii) voting rights with respect to any Charged Property consisting of pledged capital stock will remain with Parent upon and following the occurrence of a Noticed Event of Default unless and until any required prior approvals of the FCC or other Governmental Authority shall have been obtained; (iii) upon and following the occurrence of any Noticed Event of Default, if required by applicable law, any foreclosure by the Collateral Agent upon Charged Property consisting of pledged capital stock shall be effected either through public auction or a private arms-length sale; and (iv) prior to the exercise of voting rights by any purchaser of any Charged Property consisting of pledged capital stock at a private or public sale, the prior consent of the FCC or applicable Governmental Authorities shall have been obtained.

(b)                                  If a Noticed Event of Default shall have occurred and be continuing, the Parent shall take any action which the Collateral Agent may reasonably request in the exercise of its rights and remedies under this Charge in order to transfer or assign the Charged Property to the Collateral Agent or to such one or more third parties as the Collateral Agent may designate, or to a combination of the foregoing.  To enforce the provisions of this Clause 28 after a Noticed Event of Default shall have occurred and be continuing, the Parent is empowered to seek from the FCC and any other Governmental Authority, to the extent required, consent to or approval of any involuntary assignment or transfer of control of the Parent  whose Charged Property is subject to this Charge for the purpose of seeking a bona fide purchaser to whom the Charged Property will be assigned and control will ultimately be transferred.  Parent agrees to cooperate with any such purchaser and with the Collateral Agent in the preparation, execution and filing of any applications and other documents and providing any information that may be necessary or helpful in obtaining the FCC’s or such other Governmental Authority’s consent to the assignment to such purchaser of the Charged Property.  Parent hereby agrees to consent to any such an involuntary transfer of control upon the request of the Collateral Agent after and during the continuation of a Noticed Event of Default and, without limiting any rights of the Collateral Agent under this Charge, to authorize the Collateral Agent to nominate a trustee or receiver to assume control of the Charged Property, subject only to required judicial, FCC or other consent required by Governmental Authorities, in order to effectuate the transactions contemplated in this Clause 28.  Such trustee or receiver shall have all the rights and powers as provided to it by law or court order, or to the Collateral Agent under this Charge.  Parent shall cooperate fully in obtaining the consent of the FCC and the approval or consent of each other Governmental Authority required to effectuate the foregoing.

(c)                                  Upon or after the occurrence of a Noticed Event of Default, Parent shall use its best efforts to assist in obtaining consent or approval of the FCC and any other Governmental Authority, if required, for any action or transactions contemplated by this Charge, including, without limitation, the preparation, execution and filing with the FCC of the transferor’s or assignor’s portion of any application or applications for consent to the transfer of control or assignment necessary or appropriate under the FCC’s rules and regulations for approval of the transfer or assignment of any portion of the Charged Property.

(d)                                  Parent hereby acknowledges and agrees that the Charged Property is a unique asset and that a violation of Parent’s covenant to cooperate with respect to any regulatory consents would result in irreparable harm to the Collateral Agent for which monetary damages are not readily ascertainable.  Parent further agrees that, because of the unique nature of its undertaking in this paragraph (d), the same may be specifically enforced, and it hereby waives, and agrees to waive, any claim or defense that the Collateral Agent would have an adequate remedy at law for the breach of this undertaking.

(e)                                  Without limiting the obligations of Parent hereunder in any respect, Parent further agrees that if Parent, upon or after the occurrence of a Noticed Event of Default, should fail or refuse to execute any application or other document necessary or appropriate to obtain any governmental consent necessary or appropriate for the exercise of any right of the Collateral Agent hereunder, Parent agrees, to the extent consistent with applicable law, that such application or other document may be executed on Parent’s behalf by the clerk of any court or other forum in any competent jurisdiction without notice to the Parent.

IN WITNESS WHEREOF this Charge has been executed as a deed by the Parent and has been signed on behalf of the Collateral Agent.

EXECUTED AS A DEED		)
by NEW SKIES SATELLITES B.V.		)
by:	David Viëtor	)

/s/ David Viëtor
Authorised Signatory

THE COLLATERAL AGENT
For itself and for and on behalf of the Secured Creditors

By:	/s/ Greory Shefrin	By:	/s/ Susan LeFevre

Name:	Gregory Shefrin	Name:	Susan LeFevre

Date:	November 2, 2004	Date:	November 2, 2004